Premise Capital, LLC COPM
APPENDIX C: Code of Ethics

Premise Capital, LLC Code of Ethics

A.General
The Code of Ethics is predicated on the principle that Premise Capital, LLC, as well as all of the firm's officers, directors, employees, and independent contractors (hereinafter collectively referred to as “personnel”), owes a fiduciary duty to its clients. It is the responsibility of all personnel to ensure that the firm conducts its business with the highest level of ethical standards and in keeping with its fiduciary duties to its clients.
The firm and its personnel must avoid activities, interests, and relationships that run contrary to (or appear to run contrary to) the best interests of clients. At all times, personnel will be mindful to:
•Place client interests ahead of the firm’s. As a fiduciary, the firm will serve in its clients’ best interests. In other words, neither the firm nor its personnel may benefit at the expense of its clients.
•Engage in personal investing that is in full compliance with the firm’s Code of Ethics and Insider Trading Policies. Personnel must review and abide by the firm’s Code of Ethics and Insider Trading Policies, copies of which are provided to all applicable personnel at the commencement of their relationship with the firm and at least annually thereafter.
•Avoid taking advantage of their position. Personnel must not accept investment opportunities, gifts, or other gratuities from individuals seeking to conduct business with the firm or on behalf of an advisory client, unless in compliance with the firm’s policies.
•Maintain full compliance with federal securities laws. Personnel must abide by the standards set forth in Rule 204A-1 under the Advisers Act and maintain full compliance with all other applicable federal securities laws.
Any questions with respect to the firm’s Code of Ethics should be directed to the firm’s Managing Principal or Chief Compliance Officer. As discussed in greater detail below, personnel must promptly report any violations of the Code of Ethics to the Chief Compliance Officer.
B.Risks
In developing this policy and the procedures related thereto, the firm considered the potential material risks that may give rise to a conflict of interest or a breach of its fiduciary duties. This analysis included an assessment of potential issues such as the following:
•Personnel engage in an abuse of access to non-public information (e.g., trading ahead of a client; passing information to others for their personal trading use).
•Personnel cherry pick clients’ trades, systematically moving profitable trades to a personal account and leaving less profitable trades in client accounts.
•Personnel engage in an excessive volume of personal trading (as determined by the Chief Compliance Officer) that detracts from their ability to perform services for clients.

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•Personnel take advantage of their position by accepting excessive gifts or other gratuities (including access to IPO investments) from individuals seeking to do business with the firm.
•Personnel engage in personal trading activity that does not comply with certain provisions of Rule 204A-1 under the Advisers Act.
•Personnel serve as a trustee and/or director of an outside organization(s) without prior review and approval of the Chief Compliance Officer.
•Inappropriate disclosure of portfolio holdings – See Section G “Confidentiality” of this
Code of Ethics.
The firm has established the following guidelines as an attempt to mitigate these risks.

C.Guiding Principles & Standards of Conduct
All personnel will act with competence, dignity, integrity, and in an ethical manner when dealing with clients, the public, prospects, and third-party service providers. The following set of principles frames the professional and ethical conduct that the firm expects from its personnel:
•Act with competence, integrity, diligence, respect, and in an ethical manner with the public, clients, prospective clients, and personnel.
•Place the integrity of the investment profession, the interests of clients, and the interests of the firm above one’s own personal interests.
•Adhere to the fundamental standard that one should not take inappropriate advantage of one’s position.
•Avoid any actual or potential material conflict of interest.
•Conduct all personal securities transactions and activities in a manner consistent with this policy.
•Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.
•Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on them and the profession.
•Promote the integrity of and uphold the rules governing capital markets.
•Maintain and improve one’s professional competence and strive to maintain and improve the competence of other investment professionals.
•Comply with applicable provisions of federal and state securities laws and any related regulations.
D.Personal Security Transaction Policy
Rule 204A-1 under the Advisers Act requires all Access Persons to report, and the firm’s Chief Compliance Officer or designee to review, their personal securities transactions and holdings periodically as provided below. Rule 204A-1 under the Advisers Act defines an “Access Person” as any supervised person:
•who has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any “Reportable Fund,” as defined below; or
•who is involved in making securities recommendations to clients; or

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•who has access to such recommendations that are nonpublic; and
•the firm’s directors and officers.
A “Reportable Fund” is any fund (i) for which the firm serves as an investment adviser as defined in Section 2(a)(20) of the Investment Company Act of 1940; or (ii) whose investment adviser or principal underwriter controls the firm, is controlled by the firm, or is under common control with the firm. For these purposes, “control” has the same meaning as it does in Section 2(a)(9) of the Investment Company Act of 1940.
Access Persons are subject to the firm’s Personal Securities Transaction Policy and related procedures. Access Persons may not purchase or sell any security in which they have a beneficial interest unless the transaction complies with the Personal Securities Transaction Policy as set forth below. A list of current Access Persons is maintained as a separate schedule by the firm.

D.1.Trade Pre-Clearance Procedures
Access Persons shall be required to obtain prior approval from the manager or designee for all personal trading activity including participation in limited offerings and initial public offerings (“IPOs”). All pre-clearance requests must be submitted to the manager or designee for review and approval. The Access Person cannot effect a securities transaction subject to the trade pre- clearance until approval has been granted.

D.2.Reportable Securities
The firm requires its Access Persons to provide periodic reports (see the Reporting section under this Codes of Ethics) regarding transactions and holdings in any security, except that Access Persons are not required to report the following exempted securities:
•Direct obligations of the government of the United States
•Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements
•Shares issued by money market funds
•Shares issued by open-end funds other than reportable funds
•Shares issued by unit investment trusts that are invested exclusively in one or more open- end fund, none of which are reportable funds
Note: This exemption does not apply to shares of registered investment companies that are advised by the firm (or an affiliate) or are otherwise affiliated with the firm (or an affiliate). Access Persons must report any personal transaction in a reportable fund.

D.3.Reporting
To maintain compliance with Rule 204A-1 under the Advisers Act, the firm must collect the following reports from its Access Persons that include transaction and holding information regarding the personal trading activities of the Access Persons.

D.3.a.Quarterly Transaction Reports
Access Persons shall be required to report all reportable securities transactions that they have made in securities accounts during the quarter, as well as any new securities accounts that they have opened during the quarter. In order to fulfill this reporting requirement, Access Persons will be required to submit a Quarterly Transaction Report no later than 30

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days after the end of each calendar quarter. The form will be provided by GS Compliance Consulting via DocuSign. The form defines “reportable” and “non-reportable” securities.
Transaction reports must include the following information:
•The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
•The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);
•The price of the security at which the transaction was effected;
•The name of the broker, dealer or bank with or through which the transaction was effected; and
•The date the access person submits the report.
Note: Access Persons are reminded that they must also report their personal securities transactions and holdings as well as those of members of their immediate family, including spouse, children, and other members of the household, in accounts over which the Access Person has direct or indirect influence or control.

D.3.b.Initial and Annual Holdings Reports
New Access Persons are required to report all of their securities and securities accounts not later than 10 days after becoming an employee of the firm. All holdings reports must contain information that is current as of a date not more than 45 days prior to the date the person becomes an employee.
Access Persons are required to provide the Chief Compliance Officer with a complete list of reportable securities and securities accounts on an annual basis, or on or before January 30 of each year. The report shall be current as of December 31. Access Persons will be sent by GS Compliance Consulting via DocuSign the Annual Securities Holdings Report to complete. The report defines “reportable” and “non-reportable” securities.
Access Persons are required to submit their brokerage/custodial statements to the Chief Compliance Officer in order to fulfill the initial and annual holding requirements. However, Access Persons must be certain that their brokerage/custodial statements include at a minimum:
•The title and type of security;
•As applicable depending on the type of security, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each security;
•The name of any broker, dealer, investment company, or bank with which the Access Person maintains an account in which any security is held for the Access Person’s direct or indirect benefit; and
•The date in which the Access Person submits the report.

D.3.c.Exceptions from Reporting Requirements
There are limited exceptions from certain of the three reporting requirements noted above. Specifically, Access Persons are not required to comply with the following:
•Quarterly transaction reporting for any transactions effected pursuant to an automatic investment plan.

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•Any of the three reporting requirements with respect to securities held in securities accounts over which applicable Access Persons had no direct or indirect influence or control. Note, however, that the Chief Compliance Officer may request that the Access Person provide documentation to substantiate that such Access Person had no direct or indirect influence or control over the securities account (e.g., investment advisory agreement, etc.).
The Chief Compliance Officer will determine on a case-by-case basis whether an account qualifies for either of the aforementioned exceptions.
E.Trading and Review
The firm’s Personal Securities Transaction Policy is designed to not only ensure its technical compliance with Rule 204A-1, but also to mitigate any potential material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the firm will closely monitor Access Persons’ investment patterns to detect abuses, which may include but is not limited to trading in companies included on the Restricted and Watch Lists.
The firm maintains Restricted and Watch Lists that prohibit Access Persons from trading in certain securities under a variety of circumstances. The Restricted and Watch Lists consist of any securities that may pose a conflict of interest for Access Persons. The Restricted and Watch Lists are maintained and updated as necessary by the firm. Personal trading records of Access Persons are compared against the Restricted and Watch Lists, and any violations are reported to the Chief Compliance Officer.
The firm strictly forbids “front-running” client accounts, which is a practice generally understood to be Access Persons personally trading ahead of client accounts. If the firm discovers that one of its Access Persons is personally trading contrary to the policies set forth above, the Access Person shall meet with the Chief Compliance Officer to review the facts surrounding the transactions.
F.Reporting Violations and Remedial Actions
The firm takes the potential for conflicts of interest caused by personal investing very seriously. As such, the firm requires its Access Persons to promptly report any violations of the Code of Ethics to the Chief Compliance Officer. The Chief Compliance Officer is aware of the potential matters that may arise as a result of this requirement and shall take action against any Access Person that seeks retaliation against another for reporting violations of the Code of Ethics.
If any violation of the firm’s Personal Securities Transaction Policy is determined to have occurred, the Chief Compliance Officer may impose sanctions and take such other actions including, without limitation, the following:
•Requiring that the trades in question be reversed
•Requiring the disgorgement of profits or gifts
•Issuing a letter of caution or warning
•Issuing a suspension of personal trading rights or suspension of employment (with or without compensation)
•Imposing a fine
•Making a civil referral to the SEC
•Making a criminal referral
•Terminating employment for cause
•Any combination of the foregoing

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All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable client(s), if any, or given to a charity, as the Chief Compliance Officer shall determine is appropriate.
G.Confidentiality
Access Persons are prohibited from revealing information relating to the investment intentions, activities, or portfolios of advisory clients except to persons whose responsibilities require knowledge of the information.
G.1.Disclosure of Portfolio Holdings

G.1.a.Background
ETF Series Solutions (the “Trust”) is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) with multiple series of portfolios (each a “Fund” and collectively the “Funds”). Each of the investment advisers which provide advisory services to the Funds are registered under the Investment Advisers Act of 1940, as amended. As a result of their provision of services to the Funds, employees of these investment advisers may have access to Portfolio Holdings Information (as defined herein) of one or more Funds prior to the time such information is publicly disseminated.
Each investment adviser has adopted a code of ethics pursuant to Rule 17j-1 of the Investment Company Act designed to prohibit fraudulent or deceitful conduct. In addition, certain service providers and agents to the Trust and the Funds may have access to Portfolio Holdings Information prior to its public dissemination by the Trust. The Trust has adopted the following policy, which is applicable to each investment adviser, Trust service provider and agent, with respect to the disclosure of portfolio holdings information by any person to any third party prior to the time such information is publicly disseminated by the Trust.

G.1.b.Policy
It is the Trust’s policy to permit the dissemination of Portfolio Holdings Information to third parties prior to the time of its public dissemination only when such disclosure is in the best interest of Fund shareholders and only when such disclosure is accompanied by appropriate and reasonable protections against the improper use and dissemination of such information. For purposes of this policy “Portfolio Holdings Information” is defined as information which, at any point in time, identifies, or may be used to identify (1) any security owned by a Fund, (2) the current value of any security owned by a Fund, (3) characteristics of securities owned by a Fund or of a Fund’s portfolio as a whole including, but not limited to, sector or geographic weightings, and (4) financial and other proprietary or non-public information concerning a Fund and the securities contained in a Fund’s portfolio.
Portfolio Holdings Information does not include information which has been (1) disclosed to the public in either a prospectus or in a shareholder report filed with the Commission and delivered to shareholders pursuant to Section 30(e) of the Act, or posted on the Fund’s internet website in accordance with the requirement of Instruction 3 to Item 11(g)(2) of Form N-lA, or (2) filed with the Commission on (a) Form N-CSR or (b) in a filing on Form N-Q made in accordance with the requirements of Rule 30b1-5 under the Act. Information

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contained in a filing on Form N-Q not made in accordance with the requirements of Rule 30b1-5 is still considered Portfolio Holdings Information for purposes of this Policy.
Portfolio Holdings Information is to be kept strictly confidential and should not be disclosed to any third party prior to the time of its public dissemination by the Trust except in accordance with the following procedures:
•The disclosure is required to respond to a regulatory request, court order or other legal proceedings and has been approved by the Chief Compliance Officer (“CCO”) of the Trust;
•The disclosure is to a mutual fund rating or, statistical agency, consultants or person performing similar functions where (1) the CCO has approved such disclosure, and
(2) the Trust has obtained a signed a confidentiality agreement from such party the form of which has been approved by the CCO, and counsel to the Trust;
•The disclosure is made to employees of the investment adviser or to it agents, in each case subject to the requirements that such employees or agents agree to abide by the requirements of this policy, or to service providers of the Trust or the Funds, including but not limited to U.S. Bancorp Fund Services, LLC (“USBFS”) and the Trust’s Board of Trustees;
•The disclosure is made to broker dealers, investment advisers or other financial intermediaries for purposes of their performing due diligence on the Fund and not for dissemination of this information to their clients or use of this information to conduct trading for their clients provided (1) the CCO has approved such disclosure, and (2) the Trust has obtained a signed a confidentiality agreement from such party the form of which has been approved by the CCO, and counsel to the Trust; or
•The disclosure is made pursuant to prior written approval of the Chief Compliance Officer (“CCO”), of the Trust. Prior to approving any such disclosure, the CCO will ensure that procedures, processes and agreements are in place to provide reasonable assurance that the Portfolio Holdings Information will only be used in accordance with the objectives of this Policy.
Any suspected breach of this obligation should be reported immediately to the CCO of the Trust or to the CCO of the adviser to the Fund, each of whom shall promptly inform the other.
H.Privacy of Client Information
Neither the firm nor any of its personnel should disclose any nonpublic personal information about a client to any nonaffiliated third party, other than to provide services to the client, unless the client expressly gives permission to the firm to do so. All investment advisory agreements, if applicable, should include express permission to the firm to share certain nonpublic information with nonaffiliated third parties for purposes of performing the firm’s services and assisting in the implementation of a client’s financial plan.
I.Firm Opportunities
Personnel may not take personal advantage of any opportunity properly belonging to any advisory client or the firm. This includes, but is not limited to, acquiring reportable securities for one’s own account that would otherwise be acquired for an advisory client.

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J.Undue Influence
Access Persons shall not cause or attempt to cause any advisory client to purchase, sell, or hold any security in a manner calculated to create any personal benefit to such Access Person. If an Access Person stands to benefit from an investment decision for an advisory client that the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the advisory client the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Access Person or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the Chief Compliance Officer, must determine whether or not the Access Person will be restricted in making investment decisions with respect to the subject security.

K.Compliance Certification
The firm is required to provide a copy of the Code of Ethics and amendments thereto to all personnel, and all personnel shall sign a certificate promptly upon becoming employed or otherwise associated with the firm, and annually thereafter, that evidences their receipt of this Code of Ethics and any amendments thereto. In addition, all Access Persons shall submit a complete report of their securities holdings. Annually in the month of January, all personnel will again be required to certify compliance by completing the Annual Policies Certification, which will be sent by GS Compliance Consulting via DocuSign.
L.Reports to Fund Boards
No less frequently than annually, every U.S. registered investment company client of Premise Capital (“Fund) and its investment advisers and principal underwriters must furnish to the Fund's Board of Directors, and the board of directors must consider, a written report that:
1.Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and
2.Certifies that the Fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the code.
M.Recordkeeping
The firm shall maintain a copy of its Codes of Ethics (and amendments), records of violations of the Code of Ethics, and actions taken as a result of the violations. In addition, the firm shall maintain copies of the written acknowledgments of receipt of the Code of Ethics (see Compliance Certification section above). The firm is further required to keep a record of the names of its Access Persons, the holdings and transaction reports made by Access Persons, and a record of any decisions to approve investments in IPOs and limited or private offerings. The firm must use reasonable diligence and institute procedures reasonably necessary to prevent violations of its Code of Ethics.
With respect to the Fund, the firm will comply with the recordkeeping requirements set forth below.
•A copy of the Code of Ethics for the Fund, the firm, and the Fund’s other investment adviser(s) and distributor that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

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•A record of any violation of the Code of Ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;
•A copy of each report made by an Access Person must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;
•A record of all persons, currently or within the past five years, who are or were required to make reports must be maintained in an easily accessible place; and
•A copy of each report to be made to the Fund’s Board of Trustees must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.
N.Responsibility
The Chief Compliance Officer and/or designee(s) will be responsible for administering the Personal Securities Transaction Policy. All questions regarding the policy should be directed to the Chief Compliance Officer.

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